Exhibit 99.(a)(1)(F)

               NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

      If you previously elected to reject PDI, Inc.'s ("PDI") offer to exchange certain options held by its employees, and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and send both to PDI via facsimile at (201) 258-8410 before 5:00 p.m., Eastern Standard Time, on April 30, 2003, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to exchangeplanadmin@pdi-inc.com.

To PDI:

      I previously received a copy of the Offer to Exchange (dated March 31, 2003), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form, in which I elected to reject PDI's offer to exchange one or more of my Eligible Options. I now wish to change that election, and accept PDI's offer to exchange one or more of my Eligible Options. I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer instead.

      I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to PDI via facsimile at (201) 258-8410 before 5:00 p.m., Eastern Standard Time, on April 30, 2003, or if PDI extends the deadline to exchange options, before the extended expiration of the Offer.

      I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

      I accept the Offer to exchange Eligible Options as indicated in the Election Form completed as of the date hereof and attached hereto.


Optionee Signature __________________________         Date _____________________

Name (Please print) _________________________

Email Address _________________________


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